Exhibit 99.1

MAXWELL RESOURCES

MANAGEMENT PROVIDES BUSINESS UPDATE ON REALIZING

OIL AND GAS FUTURE

Company acquires oil and gas assets.

Dallas, Texas August 13, 2015 – Maxwell Resources, Inc. (MAXE – OTC Pink) an Oil and Gas company located in Dallas, TX, in its efforts to demonstrate its commitment to stakeholder trust, led by its Chief Executive Officer, Mike Edwards, provides business update in its efforts to provide shareholders with information on the company’s progress and achievements.

 “I am delighted and eager to update our stakeholders on the progress we have made over the last seven months. Today is only a beginning and we see a bright future ahead for Maxwell Resources.”  - Mike Edwards, Chief Executive Officer

 Today the new management is proud to release its first of many exciting company benchmark accomplishments measured against the short-term and long-term plans built to execute the company’s strategic objectives.

 First and Second quarter 2015 Corporate achievements:

·      Established a clear direction to become a sustainable oil and gas company by presenting a focused business plan and establishing the strategic objectives required to achieve the goals set forth in the business plan.

·      Reduced a portion of the Company’s debt, welcomed new investors and acquired various assets with revenue producing capability.

·      Enlisted and engaged outside industry professionals within the legal, engineering, accounting, and auditing disciplines to assist in taking the company in the next several months through, the transition, including, updating financials and appropriate regulatory filings

·      Secured successful release from the Sun River derivative lawsuit, in which Maxwell was named.

·      Positioned the company for current and future scalability through the establishment of a corporate infrastructure including establishing an office and strategic plans and procedures, to capitalize on the identified strengths within the organization.

·      With the return of the shares issued to Sun River in July 2012, the Company’s issued and outstanding shares were reduced to 38,803,763.

Asset and Development achievements:

  ·     Adding to our previously acquired five year hard mineral rights lease we have acquired multiple Proved Developed Properties in East Texas. Temple #1 and SGG #1. (refer to August 2015 8k) Based on the written results of the Company’s recent Independent Reserve Report by a Registered Professional Petroleum Engineer these wells represent 859 Million Cubic Feet of Proved Developed Natural Gas and are valued at $1.767 Million.

The two wells in the prolific East Texas Basin were acquired following careful evaluation and scrutiny. Both wells have formerly produced and are presently shut-in are connected to pipelines and have completed infrastructure in place. The company is immediately returning the wells to production. Cotton Valley, Travis Peak, Woodbine, Eagle Ford Shale, Buda Limestone and Austin Chalk are the additional zones that will be exploited in the acquired wells. Wells in the area are historically profitable as they initially produce natural gas and have demonstrated lifespans of over 50 years. Maxwell is now completing the final financial and engineering plans to uncap these wells, returning them to flow gas and further evaluate the additional zones.

 ·      Adhering to the strategic plan, due diligence is underway on multiple other prospective oil and gas projects. While Maxwell seeks it’s ‘centerpiece’ project with large acreage and vast opportunities for both Gas and Oil exploration and production, current prospects under evaluation range from medium to large size production results based on the initial findings.

 Maxwell Resources, as demonstrated in the early achievements under its new leadership, maintains the foundational commitment to follow the detailed business plan to realize the company’s strategic objectives. By applying expertise, and a commitment to succeed, leadership is confident in its ability to develop a sustainable future in the oil and gas sector.

  “My absolute belief that delivering value to our shareholders is paramount; therefore, we continue our relentless pursuit of success by locating and developing oil and gas projects that fit our metrics. We believe our future is bright and is clearly in progress in a powerful way." - Mike Edwards, Chief Executive Officer

About Maxwell Resources, Inc.

Maxwell Resources, Inc. is a publically traded oil and gas company located in Dallas, Texas. Maxwell is focused on locating, acquiring, and developing low risk, high return potential oil and gas projects in East Texas, South Texas and is prospecting in the Raton Basin Area of North Eastern New Mexico, where Maxwell currently owns a 5 – year hard mineral lease.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Contact:

Mike Edwards

CEO

medwards@maxwellre.com

www.maxwellre.com